Exhibit 99

                     [COMMONWEALTH BANCORP, INC. LOGO]



             COMMONWEALTH BANCORP, INC. NAMES PATRICK J. WARD
                        AS CHIEF EXECUTIVE OFFICER

                            Charles H. Meacham
                          Continues as Chairman

                Management Change is a Continuation of the
                        Transition from a Thrift
         to a Full-Service, Community-Based Financial Institution


FOR IMMEDIATE RELEASE                                 CONTACT:  Brian Maguire
                                                                (610) 313-1937



     NORRISTOWN, PA. (March 19, 2001) --- The Board of Directors of

Commonwealth Bancorp, Inc. (NASDAQ: CMSB) announced today that its President,

Patrick J. Ward, 45, will become Chief Executive Officer of the Company,

replacing Charles H. Meacham, who is retiring as Chief Executive Officer but continuing as Chairman. The change, which will become effective May 1, 2001,

is part of a well-planned and executed transition of Commonwealth from a traditional thrift into a full-service, community-based financial institution.



     The Board also announced that Commercial Banking Senior Vice President

Brian C. Zwaan, 42, will become Executive Vice President and Chief Lending

Officer, effective May 1.  As Chief Lending Officer, Mr. Zwaan will manage all consumer and commercial lending activities.



     Mr. Meacham has been with the Bank for 27 years.  He was named President and Chief Operating Officer in 1987 and Chief Executive Officer in 1991.

During his tenure as CEO he led the company from its position as a medium-

sized Mutual Savings and



Loan to its current position as a NASDAQ-traded, $1.9 billion community-based financial services institution with a current market value of $190 million.



     Mr. Meacham commented, "I feel very fulfilled to have led and accomplished the successful transition of our Company and to have built a management team that will ensure that the Bank continues to grow and thrive in this marketplace.  Handing the CEO reins to Pat Ward leaves Commonwealth in great hands.  I am confident that his leadership will result in continued

growth in shareholder value. From a personal perspective, I am looking forward to having more time to pursue the many other things that interest me."




     The Company will record a one-time pre-tax charge of $0.7 million during the first quarter of 2001 for costs associated with Mr. Meacham's retirement.




     Mr. Ward joined Commonwealth in 1992 as Senior Vice President and Chief

Financial Officer. He has led the successful effort to transition

Commonwealth's mix of business and reshape its balance sheet to ensure it can continue to successfully compete in the ever-changing financial services market.  That transition also includes the expansion of its retail branch network to 60 branches, the acquisition of the investment advisory firm Tyler

Wealth Counselors in 2000, and the pending sale of ComNet Mortgage Services announced earlier this year.



     Mr. Ward also was charged with aggressively growing Commonwealth into a competitive provider of commercial banking services. He recruited Mr. Zwaan in

1997 to direct and manage the Bank's expansion of its Commercial Loan Program.

Prior to joining the Bank, Mr. Zwaan's experience included senior commercial banking positions



at First Pennsylvania Bank and Summit Bank, and as the CFO of Nobel Learning

Communities, Inc., a $50 million publicly traded company.



     Under the leadership of Ward and Zwaan, Commonwealth's commercial loan portfolio has grown from $116 million at year-end 1997 to nearly $250 million at year-end 2000, and commercial deposits have grown from $81 million to $179 million during that same period.



     Commonwealth recently committed significant resources to upgrade its technology platform. These investments have dramatically expanded the Bank's cash management, on-line, and branch platform capabilities. It is one of the first financial institutions in the Philadelphia market to effectively utilize image-based technologies to give businesses real-time access to their financial positions, enabling them to be more effective in their cash management.




     Mr. Ward said: "I appreciate the confidence the Board has shown in me and look forward to leading Commonwealth as we expand our presence in this region. We continue our strong commitment to the Philadelphia marketplace where we see tremendous opportunities for a community-based financial institution like ours. Commonwealth Bank is uniquely positioned to focus directly on serving the needs of consumers and small and mid-sized businesses in our target market."



     Mr. Ward began his career in the Management Consulting Division of

Touche Ross & Co., in Pittsburgh. He joined Mellon Bank Corporation in 1984,

where he held a number of management positions in Mellon's commercial and retail banking groups.  He is a 1978 graduate of Carnegie Mellon University

(BS, Economics) and holds an MBA from the University of Notre Dame. He serves on the Boards of the Phoenixville Area



YMCA, the Philadelphia Police Athletic League, the Schuylkill Valley Red Cross

and the Greater Norristown Corporation.




     Commonwealth Bancorp, Inc., with consolidated assets of $1.9 billion, is the holding company for Commonwealth Bank, which has 60 branches throughout southeast Pennsylvania.
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